UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2014

EMPIRE RESORTS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-12522	13-3714474
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Monticello Casino and Raceway, 204 State Route 17B, P.O. Box 5013, Monticello, NY	12701
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (845) 807-0001

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other	Events

Empire Resorts, Inc. (together with its subsidiaries, the “Company”), through a wholly-owned subsidiary, Montreign Operating Company, LLC, has submitted its application to the New York State Gaming Facility Location Board for a casino to be located 90 miles from New York City, at the site of the former Concord Resort in the Town of Thompson in Sullivan County. The casino resort will be called “Montreign Resort Casino” and a complete branding initiative around the Montreign Resort Casino will be unveiled in the coming weeks.

In the event that the Company is awarded a gaming facility license, it currently anticipates financing the associated costs and expenses of the license award and the development of a destination gaming resort (the “Casino Project”) with a combination of debt and equity financing. The actual terms of the financing and the size of the Casino Project will necessarily vary depending upon a number of factors that are currently unknowable. For the debt portion of the Company’s financing, Credit Suisse AG has committed to provide a senior secured credit facility of up to a maximum amount of $478 million (the “CS Credit Facility”). The CS Credit Facility provides that it may change the terms of the credit facility to ensure successful syndication. Again, depending upon a variety of factors outside the control of the Company, such as the number of licenses in the region, the amount of financing needed for the Casino Project may be less than the maximum amount of the commitment. CS Securities would act as sole book runner and sole lead arranger. The CS Credit Facility is subject to various conditions precedent, including the Company’s receipt of a gaming facility license and evidence of an equity investment in the Company of up to $150 million. The total amount of financing needed for the Casino Project may be less than the maximum amounts of the debt and equity commitments, depending upon a variety of factors outside the Company’s control.

The Company may launch a rights offering to its existing equity holders in an amount necessary to meet the requirements of the CS Credit Facility and to redeem certain outstanding Series E preferred stock of the Company in accordance with an existing settlement agreement. If the Company launches a rights offering meeting certain criteria, Kien Huat Realty III Limited (“Kien Huat”), the Company’s largest stockholder, has committed to exercising its proportionate share of subscription rights that would be issued. In addition, Kien Huat has agreed it would enter into a standby purchase agreement to exercise all subscription rights not otherwise exercised by other stockholders, upon the same terms as the other stockholders. For such commitment, the Company agreed to pay Kien Huat a fee of 1% of the maximum amount that may be raised, of which .5% was paid upon execution of the commitment and the remaining .5% is due if a rights offering is launched.

Although the Company has obtained these debt and equity financing commitments to meet the license application requirement to demonstrate its ability to finance the costs and expenses of the Casino Project, the Company has reserved the flexibility to reassess its financing alternatives if it is granted a gaming facility license and either proceed with the financing options described here or pursue alternative means of financing the Casino Project on terms and conditions more beneficial to the Company. The ultimate investment that the Company will make in the Montreign Resort Casino will depend on the number and location of competitive licenses issued by New York State.

On June 30, 2014, the Company issued a press release relating to the Company’s submission of its gaming facility application and the related financing commitments. A copy of such press release is attached as Exhibit 99.1 hereto.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press Release, dated June 30, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 30, 2014

EMPIRE RESORTS, INC.

By:	/s/ Joseph A. D’Amato
Name: Joseph A. D’Amato
Title: Chief Executive Officer